EXHIBIT 99.1

Community Bancorp. Reports First Quarter 2022 Earnings;

Year over Year Growth in Deposits and Assets Continues

For immediate release

Derby, VT: April 25, 2022 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the first quarter ended March 31, 2022, of $2.4 million or $0.44 per share, a decrease of $620,159 or 20.5% compared to $3.02 million or $0.57 per share for the first quarter of 2021.

Total assets for the Company at March 31, 2022 were $1.01 billion compared to $1.02 billion at year-end 2021, and $937.5 million as of March 31, 2021. The year over year asset growth was driven by continued growth in deposit balances of $71.3 million or 8.9% compared to the 2021 period.  The cash from that deposit growth has funded the increase in the available for sale investment portfolio of $103.8 million or 126.7%.  The asset growth was partially offset by a decrease in loans of $33.2 million or 4.6% due to continued forgiveness and payoff of Paycheck Protection Program (PPP) loans.  Net of PPP loans, the total loan portfolio as of March 31, 2022, increased $50.1 million or 7.8% compared to March 31, 2021.

Total net interest income for the first quarter ended March 31, 2022 decreased $204,258, or 2.6%, to $7.6 million, compared to $7.8 million for the same quarter in 2021. The year over year decrease primarily reflects a decrease of $766,096 or 9.3% in interest and fees on loans, offset by an increase of $402,114 or 151.7%, in interest on debt securities attributable primarily to the significant growth in the investment portfolio. The decrease in fees on loans was attributable to the fees associated with PPP loans that are fully recognized as the loans are paid off, which totaled $295,769 for the quarter ended March 31, 2022 compared to $1.2 million for the same period in 2021.

The provision for loan losses for the first quarter ended March 31, 2022 was $862,887, compared to $267,497 for the same period in 2021. The $595,003 year over year increase was driven primarily by a write-down on a single non-performing loan, which is in foreclosure, totaling $667,474 during March 2022.

Total non-interest income for the first quarter ended March 31, 2022 of $1.7 million increased $114,198, or 7.3%, compared to $1.6 million for the same period in 2021. The increase is partially due to higher commercial loan document fees and points and premiums on sold loans.

Equity capital decreased to $77.4 million, with a book value per share of $14.08 as of March 31, 2022, compared to equity capital of $84.8 million and a book value of $15.48 as of December 31, 2021.  This decrease is directly related to the increase of unrealized losses in the investment portfolio, reflecting rising bond rates, which cause a decline in fair market value of the investment portfolio.  This position is considered temporary and does not impact the Company’s regulatory capital ratios.

President and CEO Kathryn Austin commented on the Company’s results:  “Our bank is off to a great start in 2022 as we continue to expand our presence in the communities we serve.  Despite significant changes in the financial markets including higher interest rates, and the pay-offs and forgiveness of PPP loans as expected, we continue to show growth in our core banking business including building our deposit base and growing our organic lending activities.”

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable May 1, 2022 to shareholders of record as of April 15, 2022.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Kathryn Austin, President & CEO at (802) 334-7915